Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS
FIRST QUARTER 2005 RESULTS

BOCA RATON, Fla. – May 9, 2005 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $158.0 million for the first quarter ended March 31, 2005 and income from continuing operations of $3.8 million, or $0.12 per diluted share. Net income for the first quarter of 2005 was $3.6 million, or $0.11 per diluted share. This compares to revenue of $168.9 million, income from continuing operations of $4.7 million, or $0.15 per diluted share, and net income of $4.9 million, or $0.15 per diluted share, in the same quarter of the prior year. On a sequential basis, revenue declined 1% while net income decreased 35% from the fourth quarter of 2004. Cash flow from operations for the first quarter of 2005 was $3.3 million.

“Although consolidated net income declined year over year in the first quarter, our clinical trials staffing, education and retained search businesses all improved their profitability from the year ago quarter. In addition, our core nurse staffing business experienced strengthening demand, increased applicant activity and improved booking trends. Demand for our contract travel nurse staffing service, as measured by the average monthly number of open orders from our hospital customers, is currently at the highest-point of demand for the past 30 months. This is being reflected in improved booking trends so far in 2005, with April being the first month since January 2003 in which our contract bookings grew year over year,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.

“We believe this is due to stronger hospital admission patterns that have caused our clients to exhibit a greater sense of urgency in booking our nurses on contract assignments, our continued success in securing additional vendor-managed relationships with key accounts, and the resumption of strong demand in California now that legal action related to nurse-to-patient ratios appears to be resolved in favor of the more stringent 2005 staffing levels specified in the initial legislation. As a result, we are increasingly optimistic that the recent strengthening in demand suggests that our operating performance will begin to reflect year over year increases at some point during the second half of 2005,” Mr. Boshart added.

Healthcare Staffing

For the first quarter of 2005, the healthcare staffing business segment (travel and per diem nurse, allied health and clinical trials staffing) generated revenue of $146.8 million as compared with revenue of $159.1 million in the same quarter of the prior year. Segment revenue declined less than 1% sequentially from the fourth quarter of 2004 and 8% from the year ago quarter, primarily reflecting year over year revenue and staffing volume reductions in the nurse staffing business that were partially offset by significant revenue growth in the clinical trials staffing business. During the first quarter, healthcare staffing volume improved 1% sequentially from the fourth quarter of 2004 and decreased 7% on a year over year basis.

Contribution income (defined as income from continuing operations before interest, income taxes, depreciation and amortization and corporate expenses not specifically identified to a reporting segment), decreased 16% in the first quarter of 2005 to $13.0 million from $15.6 million in the same quarter of 2004, reflecting higher professional liability insurance and negative operating leverage as a result of lower nurse staffing volume.

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Other Human Capital Management Services

For the first quarter of 2005, the other human capital management services business segment (education and training and retained search business) generated revenue of $11.3 million, a 16% increase from revenue of $9.7 million in the same quarter in the prior year. This was primarily due to higher revenue generated in both the retained search and the education and training businesses. Contribution income in the first quarter of 2005 improved to $2.0 million, a 46% increase over the same quarter a year ago, primarily reflecting an improvement in the retained search business.

Debt Repayment

During the first quarter of 2005, Cross Country Healthcare paid back $4.9 million of the outstanding term loan under its credit facility. At quarter end, the Company had $4.3 million outstanding on its revolving credit facility. At March 31, 2005, the Company had approximately $41.6 million of total debt on its balance sheet, which represented a 10.6% debt to total capitalization ratio.

Stock Repurchase Program Update

The Company did not purchase any shares of its common stock during the first quarter of 2005. The Company can purchase up to an additional 469,600 shares at an aggregate price not to exceed approximately $10.8 million under this previously authorized stock repurchase program. Under this program, the shares may be purchased from time-to-time in the open market and may be discontinued at any time at the Company’s discretion. At March 31, 2005, the Company had approximately 32.2 million shares outstanding.

Guidance for Second Quarter of 2005

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, repurchases of the Company's common stock, or pending legal matters. Based on the present industry dynamics and seasonal factors, Cross Country Healthcare expects revenue in the second quarter of 2005 to be in the $158 million to $161 million range and EPS from continuing operations per diluted share to be in the range of $0.12 to $0.14.

Quarterly Conference Call

Cross Country Healthcare will hold a conference call on Tuesday, May 10th at 10:00 a.m. Eastern Time to discuss its first quarter 2005 financial results. This call will be webcast live by CCBN and may be accessed at the Company's web site at www.crosscountry.com or by dialing 877-915-2769 from anywhere in the U.S. or by dialing 630-395-0018 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available through May 24th. A replay of the conference call will be available by telephone from approximately 12:00 p.m. Eastern Time on May 10th through May 24th by calling 800-925-2063 from anywhere in the U.S. or by calling 402-998-0601 from non-U.S. locations.

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About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States. The Company has a client base of approximately 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountry.com. Shareholders and prospective investors can also register at the corporate web site to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

This release contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates" and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company’s, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth under the caption "Risk Factors" in the Company's 10-K for the year ended December 31, 2004. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur. While it is the Company's intention to update its guidance quarterly, it should not be assumed that its silence over time means that actual events are occurring as expressed or implied in such forward-looking statements.

For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Cross Country Healthcare, Inc.

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.
Consolidated Statements of Income (a)
(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004	% Change
	(Unaudited)
Revenue from services	$158,036	$168,867	(6%)
Operating expenses:
Direct operating expenses	123,456	132,444	(7%)
Selling, general and administrative expenses	25,524	24,626	4%
Bad debt expense	402	616	(35%)
Depreciation	1,130	1,556	(27%)
Amortization	356	512	(30%)
Total operating expenses	150,868	159,754	(6%)
Income from operations	7,168	9,113	(21%)
Other expenses:
Interest expense, net	917	1,406	(35%)
Income from continuing operations before income taxes	6,251	7,707	(19%)
Income tax expense	2,419	2,983	(19%)
Income from continuing operations	3,832	4,724	(19%)
Discontinued operations, net of income taxes	(196)	133	(247%)
Net income	$3,636	$4,857	(25%)

Net income/(loss) per common share - basic:
Income from continuing operations	$0.12	$0.15
Discontinued operations, net of income taxes	(0.01)	0.00
Net income per common share - basic	$0.11	$0.15

Net income/(loss) per common share - diluted:
Income from continuing operations	$0.12	$0.15
Discontinued operations, net of income taxes	(0.01)	0.00
Net income per common share - diluted	$0.11	$0.15

Weighted average common shares outstanding - basic	32,207	31,861
Weighted average common shares outstanding - diluted	32,680	32,570

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(a)

Reclassified to conform to current year's presentation, primarily the reclassification of Cross Country Consulting, Inc.'s results to discontinued operations.

Cross Country Healthcare, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	March 31	December 31,
	2005	2004
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net	100,109	95,439
Income taxes receivable	2,637	3,100
Deferred taxes	5,439	4,949
Assets held for sale, net	762	820
Other current assets	12,410	12,379
Total current assets	121,357	116,687
Property and equipment, net	12,780	11,840
Goodwill, net	302,854	302,854
Trademarks, net	15,499	15,499
Other identifiable intangible assets, net	6,458	6,814
Other assets, net	1,769	2,301
Total assets	$460,717	$455,995

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$5,923	$5,993
Accrued employee compensation and benefits	31,242	32,031
Current portion of long-term debt	1,661	2,408
Other current liabilities	4,619	4,326
Total current liabilities	43,445	44,758
Deferred income taxes	26,963	24,996
Long-term debt	39,912	39,867
Total liabilities	110,320	109,621

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	257,567	257,180
Retained earnings	92,827	89,191
Total stockholders' equity	350,397	346,374

Total liabilities and stockholders' equity	$460,717	$455,995

Cross Country Healthcare, Inc.
Segment Data  (a) (b)
(Unaudited, amounts in thousands)

	Three Months Ended March 31,
	2005	2004	% Change
Revenues from unaffiliated customers:
Healthcare staffing	$146,786	$159,130	(8%)
Other human capital management services	11,250	9,737	16%
	$158,036	$168,867	(6%)

Contribution income (c):
Healthcare staffing	$13,009	$15,572	(16%)
Other human capital management services	2,049	1,408	46%
	15,058	16,980	(11%)

Unallocated corporate overhead	6,404	5,799	10%
Depreciation	1,130	1,556	(27%)
Amortization	356	512	(30%)
Interest expense, net	917	1,406	(35%)
Income from continuing operations before income taxes	$6,251	$7,707	(19%)

Cross Country Healthcare, Inc.
Financial Statistics
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Net cash provided by operating activities (in thousands)	$3,326	$8,179
FTEs (d)	5,610	6,013
Weeks worked (e)	72,930	78,169
Average healthcare staffing revenue per FTE per week (f)	$2,013	$2,036

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(a)

Segment data provided is in accordance with FASB Statement 131.

(b)

The prior period has been reclassified to conform to the 2005 presentation, primarily the reclassification of Cross Country Consulting Inc.’s results from operations from continuing operations to discontinued operations. Cross Country Consulting Inc. was previously included in the other human capital management services business segment.

(c)

Defined as income from continuing operations before interest, income taxes, depreciation, amortization and corporate expenses not specifically identified to a reporting segment.  Contribution income is  a financial measure used by management when assessing segment performance.

(d)

FTEs represent the average number of contract staffing personnel on a full-time equivalent basis.

(e)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(f)

Average healthcare staffing revenue per FTE per week is calculated by dividing the healthcare staffing revenue by the number of weeks worked in the respective periods.  Healthcare staffing revenue includes revenue from permanent placement of nurses.